Contact: Jennifer Rosa (216) 429-5037        Exhibit 99.1

Third Federal Savings and Loan Association of Cleveland, MHC Members Approve Dividend Waiver

        (Cleveland - July 14, 2020) - At today’s special meeting of members of Third Federal Savings and Loan Association of Cleveland, MHC, the mutual holding company and 81% majority shareholder of TFS Financial Corporation (the “Company”), the members of the MHC voted to approve the MHC’s proposed waiver of dividends to be declared on the Company’s stock for the coming year. The members approved the waiver by casting 61% of the eligible votes in favor of the waiver. Of the votes cast, 97% were in favor of the proposal.

Following the receipt of the members’ approval at the meeting, the MHC will be filing a notice with, and a request for non-objection from, the Federal Reserve Bank of Cleveland for the proposed dividend waivers. Both the non-objection from the Federal Reserve Bank, and the timing of the non-objection, are unknown at this point.

“While we are navigating through an unprecedented time, I am thankful for the continued support of our members when it comes to our annual request for a dividend waiver for the Mutual Holding Company,” said Chairman and CEO Marc A. Stefanski. “I remain positive about our loan performance, our strong application volume, and the stability of our overall business. We continue to be well capitalized to weather any changes to market and economic environments.”

        Third Federal is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007. Third Federal, which lends in 25 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, seven lending offices in Central and Southern Ohio, and 16 full service branches throughout Florida. As of March 31, 2020, the Company’s assets totaled $15.0 billion.
This news release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. The forward-looking statements contained herein include, but are not limited to, the Company’s plans regarding its dividends. These forward-looking statements involve risks and uncertainties that could cause the Company’s results to differ materially from management’s current expectations. The Company’s risks and uncertainties are detailed in its filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2019. Forward-looking statements are based on the beliefs and assumptions of our management and on currently available information. The Company undertakes no responsibility to publicly update or revise any forward-looking statement.